Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)*	Price Range ($)	Date of Purchase/Sale

LYNROCK LAKE LP
(On Behalf of Lynrock Lake Master Fund LP)

Sale of Common Stock	(208,284)	33.1875	33.1667 - 33.2062	06/10/2026
Sale of Common Stock	(153,771)	32.5769	32.3634 - 32.6906	06/11/2026
Sale of Common Stock	(477,940)	32.7091	32.2100 - 32.9897	06/12/2026
Sale of Common Stock	(544,767)	33.5331	33.4938 - 33.5927	06/15/2026
Sale of Common Stock	(400,297)	33.3442	33.1925 - 33.4764	06/16/2026
Sale of Common Stock	(380,216)	32.3763	32.1309 - 32.5330	06/17/2026

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* The price reported in column Price Per Security ($) is a weighted average price if a price range is indicated in column Price Range ($). These securities were sold in multiple transactions at prices between the corresponding price ranges in the applicable row. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities sold at each separate price.